EXHIBIT 99.1

NEWS RELEASE for October 30, 2014 at 6:00 AM ET

Contact:	Allen & Caron Inc Mike Mason (investors) michaelm@allencaron.com (212) 691-8087 Rene Caron (investors) rene@allencaron.com Len Hall (media) len@allencaron.com (949) 474-4300

GENTHERM REPORTS RESULTS FOR ITS 2014 THIRD QUARTER AND NINE MONTHS

Net Income in Both Periods More than Doubles

NORTHVILLE, MI (October 30, 2014) . . . Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the third quarter and nine months ended September 30, 2014.

President and CEO Daniel R. Coker said, “We are once again very pleased with our ability to continue to drive revenue growth across a broad-based line of our products. The third quarter yielded solid year-over-year sales increases of our Climate Control Seat (CCS™) systems, our best selling product, and of our heated seat and heated steering wheel products. In addition, Gentherm Global Power Technologies (GPT), which is the new name for Global Thermoelectric, a company we purchased in April of this year, also contributed to our revenue growth for the quarter.

“Operational efficiencies throughout the Company continued to increase, and gross margins for this year’s third quarter and first nine months remained at the high end of our expected range,” Coker added. “We had a solid increase in revenue in this year’s third quarter and have shown even stronger earnings performance. We are currently focused on building a strong and consistent base of net income performance and growth while establishing a solid pattern of year-over-year revenue growth that will meet our goals going forward.”

Coker noted that Gentherm’s new electronics manufacturing facility in China continued to increase production volumes in this year’s third quarter and is now supplying an increasing percentage of the Company’s internal electronics requirements. He also noted that as part of its program to increase its presence in the automotive electronics market, Gentherm recently participated and exhibited in the Society of Automotive Engineers 2014 Convergence conference in Detroit.

Third Quarter Financial Highlights

For the 2014 third quarter, revenues were up 20 percent to $206.0 million from $171.2 million in the prior year period. The year-over-year revenue increase was driven by continued strong shipments of the Company’s CCS systems and $8.5 million in revenue from GPT.

CCS revenue in the 2014 third quarter, compared to the 2013 third quarter, increased by $19.0 million, or 28 percent, to $87.7 million. This increase was partially the result of new program launches since the third quarter 2013 and strong production volumes and sales of vehicles equipped with CCS systems, particularly vehicles in the luxury segment. Additionally, certain vehicles that have been redesigned since the 2013 third quarter are experiencing very strong production and sales levels, including the General Motors full size SUV platform (“K2XX”) and the Jeep Grand Cherokee.

Seat heater revenue in this year’s third quarter increased year over year by approximately $7.1 million, or 10 percent, to $78.6 million, reflecting market penetration on certain vehicle programs and strong production volumes on General Motors’ K2XX platform. The Company also had significant sales growth of its steering wheel heater product, which increased $1.1 million, or 14 percent year over year, to $9.0 million.

The Company’s European-based sales were again higher in the 2014 third quarter than in the third quarter of last year even as local economies in Europe have begun to show signs of softness.

Foreign currency translation of the Company’s Euro-denominated product revenue for this year’s third quarter did not have an impact on its product revenue results since the average U.S. Dollar/Euro exchange rate in this year’s third quarter was approximately the same as that in the third quarter of 2013 at 1.3254. Gentherm product revenues denominated in the Euro were €38.0 million during the third quarter of 2014 versus €35.7 million during the third quarter of 2013. Further weakening in the Euro since the end of the 2014 third quarter, if continuing, will have a moderate unfavorable impact on our revenues during future periods.

Net income attributable to common shareholders for the 2014 third quarter was $17.3 million, or $0.49 per basic share and $0.48 per diluted share. Net income attributable to common shareholders for the third quarter of 2013 was $8.5 million, or $0.25 per basic share and $0.24 per diluted share, which included $326,000 in fees, legal and other expenses associated with the acquisition of additional W.E.T. shares. The Company did not incur any such expenses in the third quarter of 2014.

Further non-cash purchase accounting impacts associated with the Company’s recent acquisitions are detailed in the Acquisition Transaction Expenses, Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for this year’s third quarter increased to 29.9 percent, up from 26.8 percent for the 2013 third quarter. This increase was due to a favorable change in product mix, greater coverage of fixed manufacturing costs at the higher volume levels, favorable contribution from the Company’s new electronics manufacturing facility in China and foreign currency impact on production expenses in the Mexican Peso and Ukraine Hryvna. The favorable product mix is primarily due to the greater sales growth in CCS products on which Gentherm has historically had better margin performance.

Adjusted EBITDA for the 2014 third quarter was $30.9 million, up $9.7 million or 46 percent, compared with Adjusted EBITDA of $21.3 million for the 2013 third quarter. Adjusted EBITDA (which is a non-GAAP measure) is provided to help shareholders understand Gentherm’s results of operations due to the significant amount of acquisition-related amortization recorded against the Company’s earnings. This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, Gentherm’s reported results prepared in accordance with GAAP.

The Company’s balance sheet as of September 30, 2014, had total cash and cash equivalents of $65.1 million, total assets of $557.7 million, shareholders’ equity of $280.1 million and total debt of $94.8 million.

Year-to-Date Summary

For the first nine months of 2014, revenues increased 26 percent to $606.1 million from $479.8 million in the first nine months of 2013. CCS revenue increased year over year in the first nine months of 2014 by $68.2 million, or 37 percent, to $254.9 million. Seat heater revenue increased year over year by $33.7 million, or 16 percent, to $240.7 million. The Company also had significant growth in its heated steering wheel product with a year-over-year increase of $6.8 million, or 34 percent, to $26.7 million.

Foreign currency translation of the Company’s Euro-denominated revenue for the first nine months of 2014, which was €116.3 million compared with €106.1 million during the first nine months of 2013, increased the US Dollar-reported product revenue by approximately $4.6 million, or 0.8 percent. The average US Dollar/Euro exchange rate for the first nine months of this year was 1.3564 compared with 1.3172 for the first nine months of the prior year.

Net income attributable to common shareholders for the first nine months of 2014 was $50.3 million, or $1.42 per basic share and $1.40 per diluted share, which included $1.1 million in fees and expenses associated with the acquisition of GPT. Net income attributable to common shareholders for the first nine months of 2013 was $21.2 million, or $0.64 per basic share and $0.63 per diluted share. During the nine months 2013, the Company incurred $1.9 million in fees, legal and other expenses associated with the acquisition of W.E.T. shares.

Further non-cash purchase accounting impacts associated with the recent acquisitions are detailed in the Acquisition Transaction Expenses, Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for the first nine months of 2014 was 29.6 percent compared with 26.1 percent for the first nine months of 2013.

Adjusted EBITDA for the first nine months of 2014 was $95.7 million compared with Adjusted EBITDA of $55.9 million for the comparable period of the prior year representing an increase of $39.8 million or 71 percent.

Research and Development, Selling, General and Administrative (SG&A) Expenses

Net research and development expenses for this year’s third quarter and first nine months were up year over year $2.6 million, or 20 percent, and $5.9 million, or 16 percent, respectively, to a respective $15.3 million and $42.9 million, when compared to the prior year periods. The increases reflect additional resources, including personnel, focused on application engineering for new production programs of existing products, development of new products and a program to develop the next generation of seat comfort products. The increases in net research and development expenses in the 2014 third quarter and first nine months also include $330,000 and $573,000, respectively, due to the inclusion of GPT. New product development includes automotive heated and cooled storage devices, automotive interior thermal management devices, medical thermal management devices, battery thermal management devices and other potential products.

SG&A expenses for the third quarter and first nine months of 2014 increased $4.0 million, or 22 percent, and $8.9 million, or 17 percent, respectively, to a respective $22.3 million and $62.4 million, when compared to the prior year periods. The increase in selling, general and administrative expenses in the 2014 third quarter and first nine months include the expenses of GPT, which total $2.1 million and $4.0 million, respectively. Other increases in expenses are due to increased management incentive compensation costs, higher general legal, audit and travel costs, as well as wages and benefits costs resulting from new employee hiring and merit increases. The additional employees are primarily related to establishing a new electronics production facility in Shenzhen, China, and increasing sales and marketing efforts aimed at supporting our current product development strategy.

Guidance

Barring unforeseen economic turbulence, including worsening geopolitical tensions or unfavorable fluctuations of the Euro exchange rate, the 2014 revenue growth outlook remains strong. Reflecting the exceptionally strong revenue results for the first nine months of this year and the incorporation of the product revenues of GPT, the Company is expecting revenue for 2014 to increase greater than 20 percent over 2013 revenue, which was $662.0 million.

Conference Call

As previously announced, Gentherm is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review these financial results. The dial-in number for the call is 1-877-407-4018 or 1-201-689-8471. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Gentherm’s website at www.gentherm.com.

About Gentherm

Gentherm (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectric and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 8,300 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding future sales, products, opportunities, markets, expenses and profits. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks that sales may not increase, additional financing requirements may not be available, new competitors may arise and adverse conditions in the industry in which the Company operates may negatively affect its results. Those and other risks are described in the Company’s annual report on Form 10-K for the year ended December 31, 2013 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Product revenues	$206,012	$171,182	$606,132	$479,792
Cost of sales	144,427	125,265	426,765	354,672
Gross margin	61,585	45,917	179,367	125,120
Operating expenses:
Net research and development expenses	15,278	12,718	42,873	36,962
Acquisition transaction expenses	—	326	1,075	1,911
Selling, general and administrative	22,307	18,319	62,368	53,483
Total operating expenses	37,585	31,363	106,316	92,356
Operating income	24,000	14,554	73,051	32,764
Interest expense	(857)	(1,062)	(2,758)	(2,916)
Debt retirement expense	(730)	—	(730)	—
Revaluation of derivatives	294	217	(293)	1,201
Foreign currency (loss) gain	938	(1,612)	(905)	(1,514)
Gain realized from step acquisition of subsidiary	—	—	785	—
Income from equity investment	—	77	—	319
Other income (expense)	495	3,600	796	691
Earnings before income tax	24,140	12,365	69,946	30,545
Income tax expense	6,852	3,600	19,656	6,343
Net income	17,288	8,765	50,290	24,202
Income attributable to non-controlling interest	—	(63)	—	(1,340)
Net income attributable to Gentherm Incorporated	17,288	8,702	50,290	22,862
Convertible preferred stock dividends	—	(159)	—	(1,622)
Net income attributable to common shareholders	$17,288	$8,543	$50,290	$21,240
Basic earnings per share	$0.49	$0.25	$1.42	$0.64
Diluted earnings per share	$0.48	$0.24	$1.40	$0.63
Weighted average number of shares – basic	35,522	34,447	35,317	33,621
Weighted average number of shares – diluted	36,271	34,886	35,943	33,584

MORE-MORE-MORE

GENTHERM INCORPORATED

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income	$17,288	$8,765	$50,290	$24,202
Add Back:
Income tax expense	6,852	3,600	19,656	6,343
Interest expense	857	1,062	2,758	2,916
Depreciation and amortization	8,507	7,572	24,138	22,830
Adjustments:
Debt retirement expense	730	—	730	—
Acquisition transaction expense	—	326	1,075	1,911
Unrealized currency (gain) loss	(1,701)	1,206	(677)	1,129
Unrealized revaluation of derivatives	(1,589)	(1,274)	(2,274)	(3,414)
Adjusted EBITDA	$30,944	$21,257	$95,696	$55,917

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss and unrealized revaluation of derivatives. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP. Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

MORE-MORE-MORE

GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS AND OTHER EFFECTS

(Unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,		Future Full Year Periods (estimated)
	2014	2013	2014	2013	2014	2015	2016	Thereafter
Transaction related current expenses
Acquisition transaction expenses	$—	$326	$1,075	$1,911	$1,075	$—	$—	$—
Non-cash purchase accounting impacts
Customer relationships amortization	$2,105	$1,987	$6,335	$5,927	$7,924	$8,035	$8,035	$35,757
Technology amortization	904	833	2,701	2,486	3,389	3,456	3,456	4,816
Product development costs amortization	550	550	1,689	1,641	2,098	1,189	48
Trade name amortization	52	—	106	—	154	204	204	153
Order backlog amortization	413	—	832	—	832	—	—	—
Inventory fair value adjustment	1,091	—	1,091	—	1,091	—	—	—
	$5,115	$3,370	$12,754	$10,054	$15,488	$12,884	$11,743	$40,726
Tax effect	(1,217)	(907)	(3,385)	(3,071)	(4,022)	(3,001)	(2,737)	(9,549)
Net income effect	3,898	2,789	10,444	8,894	12,541	9,883	9,006	31,177
Non-controlling interest effect	—	(26)	—	(155)	—	—	—	—
Net income available to shareholders effect	$3,898	$2,763	$10,444	$8,739	$12,541	$9,883	$9,006	$31,177
Earnings per share - difference
Basic	$0.11	$0.08	$0.30	$0.26
Diluted	$0.11	$0.08	$0.29	$0.26
Series C Preferred Stock dividend	$—	$159	$—	$1,622	$—	$—	$—	$—
Earnings per share - difference
Basic	$—	$0.00	$—	$0.05
Diluted	$—	$0.00	$—	$0.05

MORE-MORE-MORE

GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$65,169	$54,885
Accounts receivable, less allowance of $2,369 and $1,807, respectively	147,061	118,283
Inventory:
Raw materials	46,168	33,783
Work in process	4,322	2,864
Finished goods	24,293	27,570
Inventory, net	74,783	64,217
Derivative financial instruments	145	67
Deferred income tax assets	10,149	10,616
Prepaid expenses and other assets	31,372	21,864
Total current assets	328,679	269,932
Property and equipment, net	88,760	79,234
Goodwill	30,264	25,809
Other intangible assets	77,277	83,431
Deferred financing costs	1,268	1,072
Deferred income tax assets	19,341	7,103
Derivative financial instruments	1,158	1,969
Other non-current assets	10,926	13,373
Total assets	$557,673	$481,923
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$73,638	$61,662
Accrued liabilities	69,288	66,783
Current maturities of long-term debt	4,816	21,439
Derivative financial instruments	2,944	2,552
Deferred income tax liabilities	669	710
Total current liabilities	151,355	153,146
Pension benefit obligation	6,926	6,868
Other liabilities	3,419	1,601
Long-term debt, less current maturities	89,976	60,881
Derivative financial instruments	6,531	9,358
Deferred income tax liabilities	19,348	17,975
Total liabilities	277,555	249,829
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 35,641,556 and 34,929,334 issued and outstanding at September 30, 2014 and December 31, 2013, respectively	242,549	232,067
Paid-in capital	(6,329)	(9,582)
Accumulated other comprehensive loss	(21,204)	(5,203)
Accumulated earnings	65,102	14,812
Total shareholders’ equity	280,118	232,094
Total liabilities and shareholders’ equity	$557,673	$481,923

# # # #